Exhibit 99.1

[US LEC LOGO APPEARS HERE]

voice / data / Internet

P R E S S   R E L E A S E

US LEC ACHIEVES $91.6 MILLION IN REVENUE AND $12.9 MILLION OF EBITDA

REVENUE GROWS BY $13.3 MILLION AND EBITDA GROWS BY $3.3 MILLION YEAR OVER YEAR

Charlotte, N.C. (July 29, 2004) –– US LEC Corp. (Nasdaq: CLEC), a super-regional telecommunications carrier providing integrated voice, data and Internet services to businesses, today announced strong results for the second quarter and six months ending June 30, 2004. The second quarter was highlighted by:

•	Growing net revenue to $91.6 million – up 17% year over year

•	Increasing EBITDA to $12.9 million – up 35% over the same quarter last year (see definition and reconciliation of EBITDA to net cash provided by operating activities below)

•	Growing end-customer revenue to $69.4 million, up 36% year over year

•	Reaching over 19,000 business class customers

•	Introducing US LEC’s initial VoIP product in Tampa and Jacksonville

•	Resolving reciprocal compensation issues with BellSouth

•	Completing the integration of Fastnet’s organization, network and billing systems with US LEC – meeting revenue and EBITDA targets

•	Maintaining an industry leading retention rate of over 98% for the quarter for business class customers

Net revenues for the quarter ended June 30, 2004, were $91.6 million, an increase of 17%, compared with $78.3 million for the quarter ended June 30, 2003, and an 8% sequential increase compared to $85.2 million reported in the first quarter of 2004. For the three months ended June 30, 2004, end-customer revenue increased to $69.4 million from $51.2 million in the same period of 2003, a 36% increase. The Company reported a net loss attributable to common stockholders of ($5.1) million, or ($0.17) per share, on 29.9 million weighted average shares outstanding for the quarter ended June 30, 2004, compared with net loss attributable to common stockholders of ($7.9) million, or ($0.29) per share, on 26.9 million weighted average shares outstanding for the quarter ended June 30, 2003. EBITDA for the second quarter was $12.9 million, compared to EBITDA of $9.6 million in the second quarter of 2003, and EBITDA of $11.3 million in the first quarter of 2004.

Net revenues for the six months ended June 30, 2004 were $176.8 million, an increase of 17%, compared with $151.4 million for the six months ended June 30, 2003. For the six months ended June 30, 2004, end-customer revenue increased 38% to $136.2 million from $98.7 million in the same period of 2003. The net loss attributable to common stockholders was ($12.3) million, or ($0.41) per share on 29.8 million weighted average shares outstanding for the six months ended June 30, 2004, compared with net loss attributable to common stockholders of ($16.3) million, or ($0.61) per share on 26.9 million weighted average shares outstanding for the six months ended June 30, 2003. EBITDA for the six months ended June 30, 2004, was $24.3 million compared with $18.1 million in the first six months of 2003.

Commenting on the Company’s second quarter 2004 results, Aaron D. Cowell, president and chief executive officer of US LEC, said, “US LEC achieved another strong quarter of operational and financial growth during the second quarter of 2004. We added more than 2,500 business class customers in the first six months of 2004, 500 more customers than we added during the same period last year, reaching over 19,300 total business class customers. We also maintained our traditionally high customer retention rate of over 98% per quarter, including Fastnet business class customers. In addition to our integration success, we began actively selling voice services into the former Fastnet customer base. On the product front, we added a number of new advanced data products such as Burstable Dedicated Internet, Multi-Link Fast Pipe and

dedicated server hosting. We believe these products will contribute to continuing our strong growth in data revenue, which grew by 105% year over year. US LEC is successfully executing its business plan and, importantly, we are well positioned to address the uncertainty around UNE services, since unlike many of our competitors, over 90% of our customer T-1s are not UNE based.”

Michael K. Robinson, executive vice president and chief financial officer of US LEC, added, ”Total revenue of $91.6 million, and EBITDA of $12.9 million, or 14% of revenue, capped a very successful quarter. These results include the impact of the agreement with BellSouth resolving our remaining reciprocal compensation issues. We are particularly pleased with the continued growth in our end-customer business that totaled $69.4 million for the quarter, representing an $18.2 million or 36% increase over the same period in 2003. During the same time, we have been able to efficiently manage our cost structure to support this growth so that network expenses grew by $5.6 million during the same timeframe, which is a reflection of the strong operating leverage our network model has delivered. This has contributed to our gross margins remaining in excess of 50%. Our cash position remained in excess of $42 million, our team increased its productivity and we continued to efficiently deploy success-based capital to our growing markets.”

Conference Call Information

US LEC Corp. will hold a conference call to discuss this press release on July 29, 2004, at 1:00 p.m. EST. A live broadcast of the conference call will be available online at www.uslec.com, and www.fulldisclosure.com. To listen to the live call, visit either web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a telephone replay will be available shortly after the call through the close of business on August 3, 2004 and replay via webcast will be available through August 29, 2004.

About US LEC

Based in Charlotte, NC, US LEC is a leading telecommunications carrier providing integrated voice, data and Internet services to medium and large businesses and enterprise organizations throughout 15 Eastern states and the District of Columbia. US LEC services include local and long distance calling services, Voice over Internet Protocol (VoIP) service, advanced data services such as Frame Relay, Multi-Link Frame Relay and ATM, dedicated and dial-up Internet services, managed data solutions, data center services and Web hosting. US LEC also provides selected voice services in 25 additional states and selected data services nationwide. For more information about US LEC, visit www.uslec.com.

Except for the historical information contained herein, this report contains forward-looking statements, subject to uncertainties and risks, including the demand for US LEC’s services, the ability of the Company to introduce additional products, the ability of the Company to successfully attract and retain personnel, competition in existing and potential additional markets, uncertainties regarding its dealings with ILECs and other telecommunications carriers and facilities providers, regulatory uncertainties, the possibility of adverse decisions related to reciprocal compensation and access charges owing to the Company, as well as the Company’s ability to begin operations in additional markets. These and other applicable risks are summarized in the “Forward-Looking Statements and Risk Factors” section and elsewhere in the Company’s Annual Report on Form 10-K for the period ended December 31, 2003, and in subsequent reports, which are on file with the Securities and Exchange Commission. In addition, reference may be made to non-GAAP terms such as “EBITDA,” “gross margin,” “positive cash flow” and “free cash flow.”

US LEC is a registered service mark of US LEC Corp. US LEC and Design (R) is a registered service mark and trademark of US LEC Corp.

-END-

US LEC Corp. and Subsidiaries

Condensed Consolidated Statements of Operations

(In Thousands, Except Per Share Data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
Revenue	$91,633	$78,298	$176,820	$151,406
Network Expenses (excluding depreciation and amortization shown below)	42,322	36,736	83,772	71,679
Depreciation and Amortization	11,822	11,628	24,307	23,064
Selling, General and Administrative Expenses	36,371	32,000	68,788	61,611

Income (Loss) from Operations	1,118	(2,066)	(47)	(4,948)
Interest Expense, Net	2,277	2,076	(4,428)	(3,992)

Net Loss	(1,158)	(4,142)	(4,475)	(8,940)

Preferred Stock Dividends	(3,800)	(3,580)	(7,544)	(7,108)
Preferred Stock Accretion of Issuance Costs	(146)	(137)	(289)	(272)

Net Loss Attributable to Common Stockholders	$(5,104)	$(7,859)	$(12,308)	$(16,320)

Net Loss Attributable to Common Stockholders Per Common Share Basic and Diluted	$(0.17)	$(0.29)	$(0.41)	$(0.61)

Weighted Average Number of Shares Outstanding Basic and Diluted	29,853	26,933	29,802	26,914

EBITDA consists of earnings (loss) before interest income and expense, income taxes, depreciation and amortization. EBITDA as used by the Company may be different than similarly used measures by other companies and is not a measure of financial performance under GAAP. Management believes EBITDA is a useful measure of the Company’s liquidity and is used by investors and analysts to evaluate companies in our industry. EBITDA is reconciled to net cash provided by operating activities as follows:

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
Income (loss) from Operations	$1,118	$(2,066)	$(47)	$(4,948)
Depreciation and Amortization	11,822	11,628	24,307	23,064

EBITDA	12,940	9,562	24,260	18,116
Changes in Working Capital	(4,676)	5,897	(6,845)	12,470
Net Interest Expense	(2,277)	(2,076)	(4,428)	(3,992)
Misc Other	170	584	44	628

Net Cash Provided by Operating Activities	$6,157	$13,967	$13,031	$27,222

US LEC Corp. and Subsidiaries

Condensed Consolidated Balance Sheets

(In Thousands, Except Per Share Data)

(Unaudited)

	June 30, 2004	December 31, 2003
Assets

Cash and cash equivalents	$42,142	$43,126
Restricted cash	46	61
Accounts receivable, net	55,529	48,294
Property and equipment, net	157,795	165,793
Deferred income taxes	607	346
Other assets	26,296	27,679

Total Assets	$282,415	$285,299

Liabilities and Stockholders’ Deficiency

Accounts payable	$22,787	$20,343
Notes payable	87	1,300
Deferred revenue	12,331	14,046
Accrued network costs	26,197	25,088
Accrued expenses	24,936	24,264
Deferred income taxes	607	346
Long-term debt	124,963	125,818

Total Liabilities	211,908	211,205

Series A Redeemable Convertible Preferred Stock	253,088	245,255

STOCKHOLDERS’ DEFICIENCY
Common Stock—Class A	301	297
Additional paid-in capital	91,736	90,852
Accumulated Deficit	(274,618)	(262,310)

Total Stockholders’ Deficiency	(182,581)	(171,161)

Total Liabilities, Preferred Stock and Stockholders’ Deficiency	$282,415	$285,299

US LEC Corp. and Subsidiaries

Quarterly Statistical Highlights

(Unaudited)

	June 30, 2004	March 31, 2004	December 31, 2003	September 30, 2003	June 30, 2003
Revenue (in 000s):
Total revenue	$91,633	$85,186	$79,695	$79,723	$78,298
End-customer revenue (1)	$69,425	$66,807	$58,183	$54,433	$51,190
Data revenue	$22,132	$20,596	$14,417	$11,821	$10,820

Customers:
Total Customers	36,045	35,951	35,172	13,970	12,345
Business Class Customers	19,397	18,244	16,814	13,970	12,345
Business Class Customers Purchasing Data Services	11,037	10,283	9,247	5,934	5,490
Shared Hosting/Dial Up Customers	16,648	17,707	18,358	—	—

Active Channels (2):
Voice	381,905	358,338	350,073	336,035	314,194
Data	273,009	257,186	160,287	142,950	127,046

Total active channels	654,914	615,524	510,360	478,985	441,240

Statistical Data:
Switching centers in service	27	27	27	26	26
Number of employees	1,054	1,030	1,016	934	941
Number of sales and sales support employees	458	438	412	397	386

(1) Includes local, long distance and data revenue from end-customers

(2) As of March 31, 2004, the channels for the customer base acquired from Fastnet Corp. are included in Active Channels. Dial-up Internet Access and hosting are not included in Active Channels.